Exhibit 99.1

August 26, 2024

Liberty Media Corporation Closed Offering of Series C Liberty Formula One Common Stock

Underwriter has exercised its option to purchase additional FWONK shares

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLVYK) announced today that it closed the previously announced public offering of shares of its Series C Liberty Formula One Common Stock (“FWONK”) at a public offering price of $77.50 per share on August 22, 2024. As a result of the underwriter exercising its option to purchase additional FWONK shares in the offering, on the closing date, Liberty Media issued and sold a total of 12,247,500 FWONK shares. The offering resulted in approximately $949,181,300 in gross proceeds to Liberty Media, before deducting the underwriter’s discounts and estimated offering expenses payable by Liberty Media.

Goldman Sachs & Co. LLC acted as the sole underwriter for the offering.

The offering was made pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”). The offering was made only by means of the prospectus that forms a part of the registration statement, copies of which may be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by phone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or by visiting the EDGAR database on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications, sports and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media’s interest in SiriusXM. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation